UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2005

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2005, the Company entered into a revolving credit facility permitting borrowings of up to $200 million in the aggregate. The term of the credit facility is five years. This credit facility replaces a credit facility permitting borrowings of up to $100 million in the aggregate. Interest rates for borrowings under the new credit facility are at the London interbank offered rate for deposits for the term comparable to the maturity of the borrowing. Optional interest rates are tied to the lenders’ prime rate or the Federal Funds overnight rate plus ..5%. The credit facility permits the issuance of letters of credit of up to $100 million. The credit facility allows for the repayment of interest only until maturity. Lenders are Wachovia Bank, N.A. (“Wachovia”), Harris Trust and Savings Bank (“Harris”), JPMorgan Chase Bank, Citibank, N.A., Keybank, N.A. and Wells Fargo Bank, N.A. Wachovia serves as administration agent. Wachovia and Harris served as co-syndication agents.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the new credit facility described in Item 1.01 above, the Company terminated its prior credit facility noted in Item 1.01. Harris was lead syndication agent of the prior credit facility. Wachovia, Wells Fargo Bank, N.A. and Bank of America were lenders under the prior facility. No prepayment penalties were incurred with the termination of that facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)    Exhibits.

99.1	Credit Agreement dated as of May 23, 2005 by and among Hewitt associates LLC, as Borrower, Hewitt Associates, Inc., as a Guarantor, Harris Trust and Savings Bank, as Syndication Agent, Wachovia Bank, National Association, as Administrative Agent, and those parties set forth therein as Lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ Dan A. DeCanniere
Name:	Dan A. DeCanniere
Title:	Chief Financial Officer

Date: May 27, 2005

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Exhibit Index

Number	Description
99.1	Credit Agreement dated as of May 23, 2005 by and among Hewitt associates LLC, as Borrower, Hewitt Associates, Inc., as a Guarantor, Harris Trust and Savings Bank, as Syndication Agent, Wachovia Bank, National Association, as Administrative Agent, and those parties set forth therein as Lenders.

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